Exhibit 107 Calculation of Filing Fee Table Form F-3 (Form Type) Global Blue Group Holding AG (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Newly Registered Securities Fees to Be Paid Equity Ordinary Shares, nominal value CHF 0.01 per share Rule 457(o) (1) (1) $200,000,000 $110.20 per $1,000,000 $22,040(2) (1) An indeterminate number of ordinary shares is being registered as may from time to time be offered hereunder at indeterminate prices. (2) Pursuant to Rule 457(o), the registration fee is calculated on the basis of the maximum offering price of all the securities listed herein.